Assured Guaranty Ltd. Reports Results for Fourth Quarter 2023 and Full Year 2023

Fourth Quarter 2023
•GAAP Highlights: Net income attributable to Assured Guaranty Ltd. (AGL) was $376 million, or $6.40 per share(1), for fourth quarter 2023. Shareholders’ equity attributable to AGL per share was $101.63 as of December 31, 2023.
•Non-GAAP Highlights: Adjusted operating income(2) was $338 million, or $5.75 per share, for fourth quarter 2023. Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share were $106.54 and $155.92, respectively, as of December 31, 2023.
•New Business: Gross written premiums (GWP) were $136 million for fourth quarter 2023. Present value of new business production (PVP)(2) was $155 million for fourth quarter 2023.
•Bermuda corporate income tax: The enactment of a new Bermuda corporate income tax resulted in the establishment of a deferred tax asset, and corresponding tax benefit to income, of $189 million.
•Return of Capital to Shareholders: Fourth quarter 2023 capital returned to shareholders was $126 million, consisting of the repurchase of 1.7 million shares for $109 million, and dividends of $17 million.

Full Year (FY) 2023
•GAAP Highlights: Net income attributable to AGL was $739 million, or $12.30 per share, for FY 2023.
•Non-GAAP Highlights: Adjusted operating income was $648 million, or $10.78 per share, for FY 2023.
•New Business: GWP were $357 million and PVP was $404 million for FY 2023.
•Sound Point and AHP Transactions(3): Gain on Sound Point and AHP transactions(3) of $222 million (pre-tax, net of transaction expenses).
•Return of Capital to Shareholders: FY 2023 capital returned to shareholders was $267 million, consisting of the repurchase of 3.2 million shares for $199 million, and dividends of $68 million.

Hamilton, Bermuda, February 27, 2024 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended December 31, 2023 (fourth quarter 2023) and the year ended December 31, 2023 (FY 2023).

“Finishing with a strong fourth quarter, Assured Guaranty reported outstanding results for 2023,” said Dominic Frederico, President and CEO. “Our key per-share measures - GAAP shareholders’ equity, adjusted operating shareholders’ equity and adjusted book value - each ended the year at a record high. In terms of earnings, we produced more than six times 2022’s GAAP net income per share and more than two-and-a-half times that year’s adjusted operating income per share. Our share price rose by 20% during the year.

“2023 GWP and PVP were $357 million and $404 million, respectively. Our diversified production strategy continued to demonstrate its value, as global structured finance produced 73% more GWP and more than double the PVP it wrote in 2022, reaching its highest annual direct GWP and PVP amounts in a decade; non-U.S. public finance saw a 9% annual increase in GWP and a 22% increase in PVP; and while new issuance volume in the municipal bond market was relatively low, we led the industry in new-issue insured par sold with a 61% market share, and U.S. public finance continued to produce more than half of both annual GWP and PVP.

“During 2023, we completed our strategic transaction with Sound Point and a separate transaction involving other AssuredIM assets, which resulted in pre-tax gains for the year of $222 million, net of expenses. The transaction with Sound Point furthers our asset management strategy, as we now own approximately 30% of the combined entity.

(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”
(3)    Sound Point Capital Management, LP and certain of its investment management affiliates (Sound Point) and Assured Healthcare Partners LLC (AHP) transactions closed in July 2023.

Additionally, in the fourth quarter, enactment of a new Bermuda tax law resulted in the establishment of a deferred tax asset, and corresponding benefit to income, of $189 million.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
GAAP (1)
Net income (loss) attributable to AGL	$376	$94	$739	$124
Net income (loss) attributable to AGL per diluted share	$6.40	$1.52	$12.30	$1.92
Weighted average diluted shares	58.3	61.0	59.6	63.9
Non-GAAP
Adjusted operating income (loss) (2)	$338	$14	$648	$267
Adjusted operating income per diluted share (2)	$5.75	$0.22	$10.78	$4.14
Weighted average diluted shares	58.3	61.0	59.6	63.9

Gain (loss) related to FG VIE and CIV consolidation(3) included in adjusted operating income	$9	$(13)	$(21)	$(6)
Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income per share	$0.15	$(0.22)	$(0.35)	$(0.10)

Components of total adjusted operating income (loss)
Insurance segment	$339	$66	$621	$413
Asset Management segment	6	(3)	3	(6)
Corporate division	(16)	(36)	45	(134)
Other	9	(13)	(21)	(6)
Adjusted operating income (loss)	$338	$14	$648	$267

	As of
	December 31, 2023		December 31, 2022
	Amount	Per Share	Amount	Per Share

Shareholders’ equity attributable to AGL	$5,713	$101.63	$5,064	$85.80
Adjusted operating shareholders’ equity (2)	5,990	106.54	5,543	93.92
ABV (2)	8,765	155.92	8,379	141.98

Common Shares Outstanding	56.2		59.0
________________________________________________
(1)    Generally accepted accounting principles in the United States of America.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(3)    The effect of consolidating financial guaranty variable interest entities (FG VIEs) and consolidated investment vehicles (CIVs).

GAAP net income in fourth quarter 2023 increased compared with fourth quarter 2022 net income, primarily due to a $189 million benefit as a result of the establishment of a deferred tax asset related to a new Bermuda tax law, lower loss expense, as well as fair value gains on CIVs and trading securities. GAAP net income in FY 2023 also benefited from the significant gain associated with the Sound Point and AHP transactions, foreign exchange gains on remeasurement, fair value gains on credit derivatives and higher net investment income, partially offset by lower net earned premiums accelerations, and higher loss and loss adjustment expense (LAE).

The tax benefit in fourth quarter 2023 resulted from legislation enacted in December of 2023 implementing a corporate income tax in Bermuda beginning in 2025, which affects the Company’s Bermuda insurance subsidiaries. The new law allows an economic transition adjustment (ETA) equal to the difference between the fair market value and the carrying value of assets and liabilities of each of the Company’s Bermuda insurance subsidiaries as of September 30, 2023. The ETA resulted in the establishment of a deferred tax asset of $189 million that was reported as a tax benefit in fourth quarter 2023 GAAP net income and adjusted operating income. The deferred tax asset is expected to be utilized over 10 to 15 years, depending on the nature of each component of the deferred tax asset, beginning in 2025.
On a per share basis, shareholders’ equity attributable to AGL increased 18.4% during 2023 primarily due to net income and unrealized gains in the investment portfolio, partially offset by dividends. On a per share basis, adjusted operating shareholders’ equity increased 13.4% in 2023, and ABV increased 9.8%, primarily due to adjusted operating income, new business production, partially offset by loss development and dividends. See “Common Share Repurchases” on page 12.

Fourth Quarter 2023

Insurance Segment

The Insurance segment primarily consists of the Company’s insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets.

Insurance Segment Results
(in millions)

	Quarter Ended
	December 31,
	2023	2022
Segment revenues
Net earned premiums and credit derivative revenues	$86	$111
Net investment income	97	80
Fair value gains (losses) on trading securities	32	(4)
Foreign exchange gains (losses) on remeasurement and other income (loss)	18	6
Total segment revenues	233	193

Segment expenses
Loss expense (benefit)	7	44
Amortization of deferred acquisition costs (DAC)	3	3
Employee compensation and benefit expenses	42	41
Other operating expenses	29	24
Total segment expenses	81	112
Equity in earnings (losses) of investees	22	(5)
Segment adjusted operating income (loss) before income taxes	174	76
Less: Provision (benefit) for income taxes	(165)	10
Segment adjusted operating income (loss)	$339	$66

Insurance segment adjusted operating income was $339 million in fourth quarter 2023, compared with $66 million in the three-month period ended December 31, 2022 (fourth quarter 2022). The increase was primarily due to the establishment of a deferred tax asset attributable to Bermuda tax law changes enacted in fourth quarter 2023, lower loss expense, and fair value gains on trading securities, partially offset by lower net earned premiums and credit derivative revenues. The components of premiums, losses and income from the investment portfolio are presented below.

Insurance Segment Net Earned Premiums and Credit Derivative Revenues

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	December 31,
	2023	2022
Scheduled net earned premiums and credit derivative revenues	$83	$77
Accelerations	3	34
Total	$86	$111

Insurance Segment Loss Expense (Benefit) and the Roll Forward of Expected Losses

Loss expense is a function of net economic loss development (benefit) and deferred premium revenue.

Insurance Segment
Loss Expense (Benefit)
(in millions)

	Quarter Ended
	December 31,
	2023	2022
Public finance	$7	$58
U.S. residential mortgage-backed securities (RMBS)	(1)	(16)
Other structured finance	1	2
Total	$7	$44

The table below presents the roll forward of net expected losses for fourth quarter 2023.

Roll Forward of Net Expected Loss to be Paid (Recovered)(1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of September 30, 2023	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2023

Public finance	$408	$19	$(9)	$418
U.S. RMBS	38	(4)	9	43
Other structured finance	44	2	(2)	44
Total	$490	$17	$(2)	$505
________________________________________________
(1)    Net economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Net economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, regardless of the accounting model prescribed under GAAP and without consideration of deferred premium revenue.

The net economic loss development in fourth quarter 2023 of $17 million was mainly attributable to changes in discount rates across all sectors of $11 million.

Insurance Segment Income from Investment Portfolio

Insurance Segment
Income from Investment Portfolio
(in millions)

	Quarter Ended
	December 31,
	2023	2022
Net investment income	$97	$80
Fair value gains (losses) on trading securities (1)	32	(4)
Equity in earnings (losses) of investees (2)	22	(5)
Total	$151	$71
________________________________________________
(1)    Represents contingent value instruments issued by Puerto Rico that are classified as trading securities with changes in fair value reported in the consolidated statements of operations.
(2)     Equity in earnings (losses) of investees primarily relates to funds managed by Sound Point and AHP, and certain other managers, as well as, prior to July 1, 2023, AssuredIM. Investments in funds are reported on a one-quarter lag.

Net investment income, which represents interest income on available-for-sale fixed-maturity debt securities and short-term investments, increased to $97 million in fourth quarter 2023 from $80 million in fourth quarter 2022, primarily due to higher short-term interest rates, higher average balances in the short-term investment portfolio, and accelerated accretion on certain loss mitigation securities.

Insurance Segment New Business Production

Insurance Segment
New Business Production
(in millions)

	Quarter Ended December 31,
	2023			2022
	GWP	PVP (1)	Gross Par Written (1)	GWP	PVP (1)	Gross Par Written (1)

Public finance - U.S.	$82	$83	$6,712	$88	$94	$5,819
Public finance - non-U.S.	42	45	874	9	1	—
Structured finance - U.S.	11	26	785	33	40	971
Structured finance - non-U.S.	1	1	304	1	—	245
Total	$136	$155	$8,675	$131	$135	$7,035
________________________________________________
(1)    PVP, a non-GAAP financial measure, measures the value of the Insurance segment’s new business production for all contracts regardless of form or GAAP accounting model. See “Explanation of Non-GAAP Financial Measures” at the end of this press release. PVP and Gross Par Written in the table above are based on “close date,” when the transaction settles. PVP was discounted at 4.0% and 2.5% in fourth quarter 2023 and fourth quarter 2022, respectively.

Total U.S. public finance GWP and PVP both declined in fourth quarter 2023 compared with fourth quarter 2022 primarily due to a decline in secondary market activity due to less market opportunity in 2023 compared with 2022. However, in the primary U.S. public finance market, GWP increased from $65 million in fourth quarter 2022 to $78 million in fourth quarter 2023, and PVP increased from $71 million in fourth quarter 2022 to $79 million in fourth quarter 2023. The insured U.S. municipal bond market penetration, based on par written, was 9.6% in fourth quarter 2023, compared with 8.7% in fourth quarter 2022.

Non-U.S. public finance GWP and PVP also increased in fourth quarter 2023 compared with fourth quarter 2022. New business closed in fourth quarter 2023 included guarantees of transactions in the airport, university housing, regulated utility and transportation sectors.

Structured finance GWP and PVP in fourth quarter 2023 was primarily attributable to insurance securitizations.

Business activity in the non-U.S. public finance and structured finance sectors often has long lead times and therefore may vary from period to period.

Asset Management Segment

Upon the effective date of the Sound Point and AHP transactions in July 2023, the Company participates in the asset management business through its ownership interest in Sound Point. Sound Point’s results are reported on a one quarter lag and included in “equity in earnings (losses) of investees” in the table below. The Company reported its first quarter of earnings from its interest in Sound Point in fourth quarter 2023.

Asset Management Segment Results
(in millions)

	Quarter Ended
	December 31,
	2023	2022
Segment revenues	$5	$24
Segment expenses	3	28
Equity in earnings (losses) of investees	5	—
Segment adjusted operating income (loss) before income taxes	7	(4)
Less: Provision (benefit) for income taxes	1	(1)
Segment adjusted operating income (loss)	$6	$(3)

Corporate Division

Corporate Division Results
(in millions)

	Quarter Ended
	December 31,
	2023	2022
Revenues
Gain on sale of asset management subsidiaries	$7	$—
Other	5	1
Total revenues	12	1
Expenses
Interest expense	26	23
Employee compensation and benefit expenses	10	10
Other operating expenses	15	6
Total expenses	51	39
Adjusted operating income (loss) before income taxes	(39)	(38)
Less: Provision (benefit) for income taxes	(23)	(2)
Adjusted operating income (loss)	$(16)	$(36)

Corporate division adjusted operating loss primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. and Assured Guaranty Municipal Holdings Inc., as well as other operating expenses attributed to holding company activities.

In fourth quarter 2023, the Company reported a $7 million adjustment to the pre-tax gain on the Sound Point transaction and a $19 million tax benefit attributable to a change in New York State tax law.

Other (Effect of FG VIE and CIV consolidation)

The effect of consolidating FG VIEs and CIVs was a gain of $9 million in fourth quarter 2023 compared with a loss of $13 million in fourth quarter 2022.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	December 31,
	2023		2022
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$376	$6.40	$94	$1.52
Less pre-tax adjustments:
Realized gains (losses) on investments	6	0.11	(17)	(0.29)
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	(3)	(0.06)	28	0.47
Fair value gains (losses) on committed capital securities (CCS)	—	—	12	0.19
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	42	0.71	70	1.13
Total pre-tax adjustments	45	0.76	93	1.50
Less tax effect on pre-tax adjustments	(7)	(0.11)	(13)	(0.20)
Adjusted operating income (loss)	$338	$5.75	$14	$0.22

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$9	$0.15	$(13)	$(0.22)
Foreign exchange gains in both periods primarily relate to remeasurement of premiums receivable due to changes in the exchange rates relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Full Year 2023

Insurance Segment

Insurance Segment Results
(in millions)

	Year Ended
	December 31,
	2023	2022
Segment revenues
Net earned premiums and credit derivative revenues	$357	$508
Net investment income	370	278
Fair value gains (losses) on trading securities	74	(34)
Foreign exchange gains (losses) on remeasurement and other income (loss)	54	5
Total segment revenues	855	757

Segment expenses
Loss expense (benefit)	161	12
Interest expense	—	1
Amortization of DAC	13	14
Employee compensation and benefit expenses	154	148
Other operating expenses	107	84
Total segment expenses	435	259
Equity in earnings (losses) of investees	82	(51)
Segment adjusted operating income (loss) before income taxes	502	447
Less: Provision (benefit) for income taxes	(119)	34
Segment adjusted operating income (loss)	$621	$413

Insurance segment adjusted operating income for FY 2023 was $621 million, compared with $413 million for the year ended December 31, 2022 (FY 2022). The increase was primarily due to the establishment of a deferred tax asset attributable to changes in Bermuda tax laws enacted in fourth quarter 2023, and higher income from the investment portfolio, partially offset by lower net earned premiums and credit derivative revenues and higher loss expense. The components of premiums, losses and income from the investment portfolio are presented below.

Insurance Segment Net Earned Premiums and Credit Derivative Revenues

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Year Ended
	December 31,
	2023	2022
Scheduled net earned premiums and credit derivative revenues	$327	$327
Accelerations - Puerto Rico	1	133
Accelerations	29	48
Total	$357	$508

Net earned premiums and credit derivative revenues decreased in FY 2023 primarily due to accelerations in FY 2022 related to defaulted Puerto Rico exposures that were resolved in 2022.

Insurance Segment Loss Expense (Benefit) and the Roll Forward of Expected Losses

Insurance Segment
Loss Expense (Benefit)
(in millions)

	Year Ended
	December 31,
	2023	2022
Public finance	$191	$128
U.S. RMBS	(36)	(120)
Other structured finance	6	4
Total	$161	$12

Roll Forward of Net Expected Loss to be Paid (Recovered)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2022	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2023

Public finance	$412	$212	$(206)	$418
U.S. RMBS	66	(56)	33	43
Other structured finance	44	8	(8)	44
Total	$522	$164	$(181)	$505

Public finance economic loss development in FY 2023 was $212 million primarily attributable to the Company’s insured exposure to the Puerto Rico Electric Power Authority. The U.S. RMBS economic benefit of $56 million was primarily attributable to higher recoveries for secured second lien charged-off loans and improved performance of certain transactions, partially offset by loss development related to the return of certain previously received funds. The economic development attributable to changes in discount rates across all sectors was a loss of $3 million in FY 2023.

Insurance Segment Income from Investment Portfolio

Insurance Segment
Income from Investment Portfolio
(in millions)

	Year Ended
	December 31,
	2023	2022
Net investment income	$370	$278
Fair value gains (losses) on trading securities	74	(34)
Equity in earnings (losses) of investees (1)	82	(51)
Total	$526	$193
________________________________________________
(1)    Equity in earnings (losses) of investees relates to funds managed by Sound Point and AHP, and certain other managers, as well as, prior to July 1, 2023, AssuredIM. Investments in funds are reported on a one-quarter lag.

Net investment income, which represents interest income on available-for-sale fixed-maturity debt securities and short-term investments, increased to $370 million in FY 2023 from $278 million in FY 2022, primarily due to higher short-term interest rates, higher average balances in the short-term portfolio, and accelerated accretion on certain loss mitigation securities.

As of December 31, 2023, the Insurance segment had $729 million in alternative investments, which had an annualized internal rate of return of approximately 13.8% for FY 2023.

In the Insurance segment, alternative investments consist primarily of funds managed by Sound Point, AHP and other managers, and are generally recorded at net asset value (NAV), with changes in NAV reported in “equity in earnings (losses) of investees.” Equity in earnings of investees is more volatile than net investment income on available-for-sale fixed-maturity securities and short-term investments. To the extent that the amounts invested in alternative fund investments increase and available-for-sale fixed-maturity securities decrease, net investment income may decline and mark-to-market volatility related to equity in earnings of investees may increase.

Insurance Segment New Business Production

Insurance Segment
New Business Production
(in millions)

	Year Ended December 31,
	2023			2022
	GWP	PVP (1)	Gross Par Written	GWP	PVP (1)	Gross Par Written

Public finance - U.S.	$211	$212	$22,464	$248	$257	$19,801
Public finance - non-U.S.	82	83	1,544	75	68	624
Structured finance - U.S.	59	68	1,886	37	43	1,077
Structured finance - non-U.S.	5	41	3,066	—	7	545
Total	$357	$404	$28,960	$360	$375	$22,047
________________________________________________
(1)    PVP was discounted at 4.0% and 2.5% in 2023 and 2022, respectively.

Total U.S. public finance GWP and PVP both declined in 2023 compared with 2022 primarily due to a decline in secondary market GWP and PVP of $71 million due to less market opportunity, offset in part by an increase in assumed GWP and PVP of $47 million and $46 million, respectively. Insured U.S. municipal bond market penetration, based on par written, was 8.8% in FY 2023 compared with 8.0% in FY 2022. In FY 2023, the Company insured 61% of the insured par of new issuances sold, compared with 59% in FY 2022.

Non-U.S. public finance GWP and PVP increased in FY 2023 compared with FY 2022. In FY 2023, non-U.S. public finance GWP and PVP included guarantees of transactions in the airport, university housing, regulated utility and transportation sector, as well as guarantees of local authority and social housing transactions.

Structured finance GWP and PVP increased in FY 2023 compared with FY 2022. FY 2023 structured finance GWP and PVP included several insurance securitizations and subscription finance facility transactions. Structured finance PVP in FY 2023 also included a large specialty business guaranty.

Asset Management Segment

Results in the table below represent (i) revenues (asset management and performance fees), amortization of intangible assets and compensation and other operating expenses of AssuredIM for FY 2022 and the first half of 2023, prior to the Sound Point and AHP transactions, as well as (ii) equity in earnings of Sound Point for the third quarter of 2023 (Sound Point results are reported on a one quarter lag), net of the amortization of finite-lived intangible assets associated with the basis difference in Sound Point and (iii) other asset management related income.

Asset Management Segment Results
(in millions)

	Year Ended
	December 31,
	2023	2022
Segment revenues	$76	$112
Segment expenses	78	119
Equity in earnings (losses) of investees	5	—
Segment adjusted operating income (loss) before income taxes	3	(7)
Less: Provision (benefit) for income taxes	—	(1)
Segment adjusted operating income (loss)	$3	$(6)

Corporate Division

Corporate Division Results
(in millions)

	Year Ended
	December 31,
	2023	2022
Revenues
Gain on sale of asset management subsidiaries	$262	$—
Other	13	4
Total revenues	275	4
Expenses
Interest expense	99	89
Employee compensation and benefit expenses	38	30
Other operating expenses	79	24
Total expenses	216	143
Adjusted operating income (loss) before income taxes	59	(139)
Less: Provision (benefit) for income taxes	14	(5)
Adjusted operating income (loss)	$45	$(134)

Corporate division adjusted operating income in FY 2023 includes a pre-tax gain resulting from the Sound Point and AHP transactions of $222 million, which is net of $40 million in transaction costs (primarily advisory and legal expenses reported in other operating expenses).

Other operating expenses in FY 2023 also include higher charges for value added taxes compared with FY 2022. The increase in interest expense in FY 2023 compared with FY 2022 is primarily due to interest expense on newly issued 6.125% Senior Notes in August 2023, whose proceeds were used to redeem 5% Senior Notes at the end of September 2023. FY 2023 also includes a $19 million tax benefit attributable to a change in New York State tax law.

Other (Effect of FG VIE and CIV consolidation)

The effect of consolidating FG VIEs and CIVs was a loss of $21 million in FY 2023 compared with a loss of $6 million in FY 2022. Upon closing of the Sound Point and AHP transactions, the Company was no longer the primary beneficiary of all the collateralized loan obligations (CLOs), CLO warehouses and an AHP managed fund. As a result, the Company deconsolidated these vehicles under GAAP, resulting in a $16 million loss in FY 2023.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Year Ended
	December 31,
	2023		2022
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$739	$12.30	$124	$1.92
Less pre-tax adjustments:
Realized gains (losses) on investments	(14)	(0.23)	(56)	(0.87)
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	106	1.75	(18)	(0.27)
Fair value gains (losses) on CCS	(35)	(0.57)	24	0.37
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	51	0.84	(110)	(1.72)
Total pre-tax adjustments	108	1.79	(160)	(2.49)
Less tax effect on pre-tax adjustments	(17)	(0.27)	17	0.27
Adjusted operating income (loss)	$648	$10.78	$267	$4.14

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$(21)	$(0.35)	$(6)	$(0.10)

Realized losses on investments in FY 2023 and FY 2022 primarily relate to credit impairment on loss mitigation securities, and sales of securities received as part of the resolution for defaulted Puerto Rico exposures in 2022.

Non-credit impairment-related unrealized fair value gains in FY 2023 were generated primarily as a result of generally lower collateral asset spreads. Non-credit impairment-related unrealized fair value losses on credit derivatives in FY 2022 were generated primarily as a result of wider asset spreads, partially offset by the increased cost to buy protection on AGL’s indirect subsidiary, Assured Guaranty Corp., and changes in discount rates.

Fair value losses on CCS in FY 2023 were primarily due to a tightening in market spreads. Fair value gains on CCS in FY 2022 were primarily driven by an increase in London Interbank Offered Rate during 2022.

Foreign exchange gains (losses) in FY 2023 and FY 2022 primarily relate to remeasurement of premiums receivable and are mainly due to changes in exchange rates relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Common Share Repurchases

From the beginning of the repurchase program in 2013 through February 27, 2024, the Company repurchased a total of 145 million common shares at an average price of $34.03, representing approximately 75% of the total shares outstanding. As of February 27, 2024, the Company was authorized to purchase $228 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2023 (January 1 - March 31)	$2	0.04	$62.23
2023 (April 1 - June 30)	24	0.45	53.08
2023 (July 1 - September 30)	64	1.07	59.67
2023 (October 1 - December 31)	109	1.66	65.83
Total 2023	$199	3.22	61.95

2024 (January 1 - February 27)	$76	0.95	$79.98

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company’s capital position, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Financial Statements

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues
Net earned premiums (1)	$83	$109	$344	$494
Net investment income	95	78	365	269
Asset management fees	—	22	53	93
Net realized investment gains (losses)	6	(17)	(14)	(56)
Fair value gains (losses) on credit derivatives	(1)	31	114	(11)
Fair value gains (losses) on CCS	—	12	(35)	24
Fair value gains (losses) on FG VIEs	10	(5)	8	22
Fair value gains (losses) on CIVs	28	(8)	88	17
Foreign exchange gains (losses) on remeasurement	44	69	53	(112)
Fair value gains (losses) on trading securities	32	(4)	74	(34)
Gain on sale of asset management subsidiaries	7	—	262	—
Other income (loss)	23	5	61	17
Total revenues	327	292	1,373	723
Expenses
Loss and LAE (benefit)	3	45	162	16
Interest expense	23	21	90	81
Amortization of DAC	3	3	13	14
Employee compensation and benefit expenses	52	69	251	258
Other operating expenses	47	47	217	167
Total expenses	128	185	733	536
Income (loss) before income taxes and equity in earnings (losses) of investees	199	107	640	187
Equity in earnings (losses) of investees	3	(8)	28	(39)
Income (loss) before income taxes	202	99	668	148
Less: Provision (benefit) for income taxes	(177)	17	(93)	11
Net income (loss)	379	82	761	137
Less: Noncontrolling interests	3	(12)	22	13
Net income (loss) attributable to AGL	$376	$94	$739	$124
________________________________________________
(1)    FY 2023 net earned premiums were lower than FY 2022 net earned premiums primarily due to lower premium accelerations, which were $30 million in FY 2023 compared with $181 million in FY 2022. FY 2022 premium accelerations include $133 million related to defaulted Puerto Rico exposures that were resolved in 2022.

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	December 31, 2023	December 31, 2022
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value	$6,307	$7,119
Fixed-maturity securities, trading, at fair value	318	303
Short-term investments, at fair value	1,661	810
Other invested assets	829	133
Total investments	9,115	8,365
Cash	97	107
Premiums receivable, net of commissions payable	1,468	1,298
DAC	161	147
Salvage and subrogation recoverable	298	257
FG VIEs’ assets	328	416
Assets of CIVs	366	5,493
Goodwill and other intangible assets	6	163
Other assets	700	597
Total assets	$12,539	$16,843

Liabilities
Unearned premium reserve	$3,658	$3,620
Loss and LAE reserve	376	296
Long-term debt	1,694	1,675
Credit derivative liabilities, at fair value	53	163
FG VIEs’ liabilities, at fair value	554	715
Liabilities of CIVs	4	4,625
Other liabilities	435	457
Total liabilities	6,774	11,551

Shareholders’ equity
Common shares	1	1
Retained earnings	6,070	5,577
Accumulated other comprehensive income (loss)	(359)	(515)
Deferred equity compensation	1	1
Total shareholders’ equity attributable to AGL	5,713	5,064
Nonredeemable noncontrolling interests	52	228
Total shareholders’ equity	5,765	5,292
Total liabilities and shareholders’ equity	$12,539	$16,843

Explanation of Non-GAAP Financial Measures

The Company discloses both: (i) financial measures determined in accordance with GAAP; and (ii) financial measures not determined in accordance with GAAP (non-GAAP financial measures). Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include:
•FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and
•CIVs in which certain subsidiaries invest.

The Company discloses the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect on the Company of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

Management of the Company and AGL’s Board of Directors use non-GAAP financial measures further adjusted to remove the effect of FG VIE and CIV consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of FG VIE and CIV consolidation; (2) adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation; (3) adjusted book value per share, further adjusted to remove the effect of FG VIE and CIV consolidation; and (4) PVP.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation, to evaluate the Company’s capital adequacy.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation, enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore would not recognize an economic gain or loss.
 4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted to remove the effect of FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. Adjusted book value per share, further adjusted for FG VIE and CIV consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.
2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of Shareholders’ Equity Attributable to AGL to
Adjusted Operating Shareholders’ Equity and ABV
(in millions, except per share amounts)

	As of
	December 31, 2023		December 31, 2022
	Total	Per Share	Total	Per Share
Shareholders’ equity attributable to AGL	$5,713	$101.63	$5,064	$85.80
Less pre-tax adjustments:
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	34	0.61	(71)	(1.21)
Fair value gains (losses) on CCS	13	0.22	47	0.80
Unrealized gain (loss) on investment portfolio	(361)	(6.40)	(523)	(8.86)
Less taxes	37	0.66	68	1.15
Adjusted operating shareholders’ equity	5,990	106.54	5,543	93.92
Pre-tax adjustments:
Less: DAC	161	2.87	147	2.48
Plus: Net present value of estimated net future revenue	199	3.54	157	2.66
Plus: Net deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed	3,436	61.12	3,428	58.10
Plus taxes	(699)	(12.41)	(602)	(10.22)
ABV	$8,765	$155.92	$8,379	$141.98

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders’ equity	$5	$0.07	$17	$0.28
ABV	—	—	11	0.19

Shares outstanding at the end of the period	56.2		59.0

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the present value of estimated net future revenue for non-financial guaranty insurance contracts. This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production in the Insurance segment by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premiums and fees on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the

Company projected would be called), regardless of form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended December 31, 2023
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$82	$42	$11	$1	$136
Less: Installment GWP and other GAAP adjustments (1)	54	37	11	1	103
Upfront GWP	28	5	—	—	33
Plus: Installment premiums and other (2)	55	40	26	1	122
PVP	$83	$45	$26	$1	$155

	Quarter Ended December 31, 2022
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$88	$9	$33	$1	$131
Less: Installment GWP and other GAAP adjustments(1)	40	9	29	1	79
Upfront GWP	48	—	4	—	52
Plus: Installment premiums and other (2)	46	1	36	—	83
PVP	$94	$1	$40	$—	$135

	Year Ended December 31, 2023
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$211	$82	$59	$5	$357
Less: Installment GWP and other GAAP adjustments(1)	109	74	59	5	247
Upfront GWP	102	8	—	—	110
Plus: Installment premiums and other (2)	110	75	68	41	294
PVP	$212	$83	$68	$41	$404

	Year Ended December 31, 2022
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$248	$75	$37	$—	$360
Less: Installment GWP and other GAAP adjustments(1)	40	75	30	—	145
Upfront GWP	208	—	7	—	215
Plus: Installment premiums and other (2)	49	68	36	7	160
PVP	$257	$68	$43	$7	$375
________________________________
(1)    Includes the present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions and other GAAP adjustments.
(2)    Includes the present value of future premiums and fees on new business paid in installments discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. The years 2023 and 2022 also include the present value of future premiums and fees associated with other guaranties written by the Company that, under GAAP, are accounted for under Accounting Standards Codification (ASC) 460, Guarantees.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Wednesday, February 28, 2024. The conference call will be available via live webcast in the Investor Information section of the Company’s website at AssuredGuaranty.com or by dialing 1-833-470-1428 (in the U.S.) or 1-404-975-4839 (International); the access code is 091734.

A replay of the conference call will be available approximately three hours after the call ends. The webcast replay will be available for 90 days in the Investor Information section of the Company’s website at AssuredGuaranty.com and the telephone replay will be available for 30 days by dialing 1-866-813-9403 (in the U.S.) or 1-929-458-6194 (International); the access code is 340952.

Please refer to Assured Guaranty’s December 31, 2023 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company’s financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “December 31, 2023 Equity Investor Presentation.”

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 4Q 2023,” which lists the U.S. public finance new issues insured by the Company in fourth quarter 2023, and

•“Structured Finance Transactions at December 31, 2023,” which lists the Company’s structured finance exposure as of that date.

In addition, the Company will post on its website, when available, the Company’s separate-company subsidiary financial supplements and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. Assured Guaranty also participates in the asset management business through its ownership interest in Sound Point. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among factors that could cause actual results to differ adversely are: (1) significant changes in inflation, interest rates, the world’s credit markets or segments thereof, credit spreads, foreign exchange rates or general economic conditions, including the possibility of a recession or stagflation; (2) geopolitical risk, including Russia’s invasion of Ukraine and risk of intentional or accidental escalation between The North Atlantic Treaty Organization (NATO) and Russia, conflict in the Middle East, confrontation over Iran’s nuclear program, United States (U.S.) – China strategic competition and pursuit of technological independence; (3) global terrorism risk with threats increasing from conflicts in the Middle East and Ukraine/Russia, and the polarized political environment of the 2024 U.S. presidential election; (4) the impacts of artificial intelligence, machine learning and other technological advances, including potentially increasing the risks of malicious cyber attacks, dissemination of misinformation, and disruption of markets; (5) the possibility of a U.S government shutdown, payment defaults on the debt of the U.S. government or instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, and downgrades to their credit ratings; (6) public health crises, including pandemics and endemics, and the governmental and private actions taken in response to such events; (7) developments in the world’s financial and capital markets, including stresses in the financial condition of banking institutions in the U.S., that adversely affect repayment rates of insured obligors, Assured Guaranty’s insurance loss or recovery experience, or investments of Assured Guaranty; (8) reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty’s insurance; (9) the possibility that budget or pension shortfalls or other factors will result in credit losses or liquidity claims on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; (10) insured losses, including losses with respect to related legal proceedings, in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures, including as a result of the final resolution of Assured Guaranty’s Puerto Rico Electric Power Authority exposure or the amounts recovered on securities received in connection with the resolution of Puerto Rico exposures already resolved; (11) the impact of the Company satisfying its obligations under insurance policies with respect to legacy insured Puerto Rico bonds; (12) increased competition, including from new entrants into the financial guaranty industry, nonpayment insurance and other forms of capital saving or risk syndication available to banks and insurers; (13) the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity, or to other negative or unanticipated consequences; (14) the impacts of Assured Guaranty’s transactions with Sound Point Capital Management, LP (Sound Point, LP) and certain of its investment management affiliates (together with Sound Point, LP, Sound Point) and/or Assured Healthcare Partners LLC (AHP) on Assured Guaranty and its relationships with its shareholders, regulators, rating agencies, employees and the obligors it insures and on the asset management business contributed to Sound Point, LP and on the business of AHP and their relationships with their respective clients and employees; (15) the possibility that strategic transactions made by Assured Guaranty, including the consummation of the transactions with Sound Point and/or AHP, do not result in the benefits anticipated or subject Assured Guaranty to negative consequences; (16) the inability to control the business, management or policies of entities in which the Company holds a minority interest; (17) the impact of market volatility on the fair value of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, contracts accounted for as derivatives, its committed capital securities, its consolidated investment vehicles and certain consolidated variable interest entities (VIEs); (18) rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; (19) the inability of Assured Guaranty to access external sources of capital on acceptable terms; (20) changes in applicable accounting policies or practices; (21) changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; (22) difficulties with the execution of Assured Guaranty’s business strategy; (23) loss of key personnel; (24) the effects of mergers, acquisitions and divestitures; (25) natural or man-made catastrophes; (26) the impact of climate change on Assured Guaranty’s business and regulatory actions taken related to such risk; (27) other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission (SEC); (28) other risks and uncertainties that have not been identified at this time; and (29) management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of February 27, 2024, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Media Relations
212-408-6042
adurani@agltd.com